Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Ceragon Networks Ltd. for the registration of up to $150,000,000 of its securities and to the incorporation by reference therein of our report dated April 5, 2012, with respect to the consolidated financial statements of Ceragon Networks Ltd. and the effectiveness of internal control over financial reporting of Ceragon Networks Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER, a member of Ernst & Young Global

Tel Aviv, Israel
August 14, 2012